Exhibit 10.8

AMENDMENT

THIS AMENDMENT is made as of February 13, 2006 and amends the Employment Agreement dated as of April 2, 2004 (the “Employment Agreement”) between DENDRITE INTERNATIONAL, INC. (“Dendrite”) and MARK THEILKEN (“Employee”). Unless defined in this Amendment, capitalized terms used in this Amendment will have the meaning set forth in the Employment Agreement.

WHEREAS, the Company and the Employee are parties to the Employment Agreement and wish to amend the Employment Agreement; and

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management; and

WHEREAS, the Compensation Committee of the Board of Directors recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control always exists and that such possibility, and the uncertainty it may raise among management, may result in the departure or distraction of key management personnel, to the detriment of the Company and its shareholders; and

WHEREAS, the Compensation Committee of the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of any such Change of Control;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the Company and the Employee agree as follows:

1.                                       Section 4(c) of the Employment Agreement is restated in its entirety to provide as follows:

“(c)                            Notwithstanding Sections 4(a) and 4(b) above, the following severance payment only applies in the event of a Change in Control. If Employee’s employment is terminated within one (1) year following a Change in Control (i) by Dendrite for any reason other than death, Cause, or Disability or (ii) by Employee for Good Reason, the Employee shall be entitled to receive a lump sum severance payment equal to the sum of twenty-four (24) months base salary (calculated at the highest base salary rate in effect during the 12 month period preceding the termination of employment) plus two (2) times the Employee’s target bonus. The severance payment to be paid to Employee under this Section 4(c) is referred to as the “Change in Control Severance Payment”. Employee’s Change In Control Severance Payment shall be paid by Dendrite in cash not later than twenty (20) days after the effective date of the termination of the Employee’s employment, subject to the receipt by Dendrite of the separation agreement and general release as described in this Employment Agreement and the expiration of the required seven day waiting period. No interest shall accrue or be payable on or with respect to any Change in Control Severance Payment, except only as otherwise expressly set forth in this

Amendment. In the event of a termination of Employee’s employment described in this Section, Employee shall be provided continued “COBRA” coverage pursuant to Sections 601 et seq. of ERISA (or COBRA-like coverage, if COBRA does not or would no longer apply) under Dendrite’s group medical and dental plans for the twenty-four (24) month period commencing on the date of termination of employment. During the period in which Employee receives such coverage, Employee’s cost of coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health and dental plans. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer, the payment of COBRA coverage by Dendrite as described above shall cease (even if the Employee is entitled under COBRA to continue to participate in Dendrite’s group medical and dental plans).

If your employment is terminated by Dendrite as described in this Section 4(c), in addition to the above Change in Control Severance Payment, you will be entitled also to receive your target bonus for the year in which your employment is so terminated, assuming such bonus has not previously been paid, which will be pro-rated to reflect the percentage of days of the year during which you performed services for Dendrite and which shall also be considered to be a Change in Control Severance Payment.

In the event of a Change in Control all stock options and restricted stock or other outstanding equity awards granted to you by Dendrite will immediately vest and all contractual sale conditions will be lifted.

In the event Employee is entitled to the Change in Control Severance Payment as set forth in this Section 4(c), Employee shall not be entitled to any other severance payments from Dendrite, under this Employment Agreement or otherwise (including under Section 4(b)).”

In addition, due to the lump sum severance payment to be made hereunder, Section 4(d) of the Employment Agreement is amended by deleting the reference to Section 4(c) in the second sentence of such section.

In addition, Section 4 of the Employment Agreement is amended by adding the following after Section 4(e):

“(f)                              Notwithstanding anything else herein to the contrary, in the event that the Company’s certified public accountants (or another certified public accounting firm, if the Company’s certified public accountants may not provide such service due to independence or other considerations) (the “Accountants”) determine that any actual or potential payment or distribution by the Company to or for the benefit of the Employee (whether paid, payable, distributed or distributable to the Employee, whether under this Agreement or otherwise) (a “Payment”) would likely subject the Employee to the imposition of an excise tax under Section 4999 of the Code (or any similar successor provision) (“Section 4999”), then the Compensation Committee of the Company’s Board of Directors, in its sole discretion, may determine and agree to, but need not,

(1)                                  reduce (but not below zero) the Change in Control Severance Payment to the Reduced Amount. For this purpose, the “Reduced Amount” shall be an amount which is designed and calculated to maximize the Change in Control Severance Payment without causing any Payment to be subject to the excise tax under Section 4999;  or

(2)                                  pay to the Employee an amount (the “Tax Gross-Up Payment”), to be calculated by the Accountants, designed and calculated to fully negate the tax impact of any excise tax imposed (or to be imposed) upon the Employee as a result of Section 4999. Any such Tax Gross-Up Payment will take into account the federal, state and local income, employment and excise tax consequences of the Tax Gross-Up Payment, including the additional impact of Section 4999 on the Tax Gross-Up Payment itself.”

2.                                       Notwithstanding anything in this Amendment or in the Employment Agreement to the contrary, any severance payment under the Employment Agreement may be delayed, for no more than six (6) months following termination of employment, pursuant to Section 409A of the Internal Revenue Code (the “Code”), and, to the extent any delay in severance payment is attributable to Code Section 409A, interest on such severance payment shall accrue from the date otherwise scheduled for such payment under the terms of this Employment Agreement until the date of actual payment at an annual rate of six percent (6%).

3.                                       For purposes of Section 4(c) of this Employment Agreement, “target bonus” means the annual target bonus established for the Employee for the fiscal year in which the Employee’s employment terminates, or if the annual target bonus has not been established for the Employee for such fiscal year, then the annual target bonus for the prior fiscal year shall be used; provided that, in connection with a Change in Control Severance Payment, in no event shall target bonus be less than the annual target bonus most recently established for the Employee prior to the occurrence of the Change in Control.

4.                                       Except as expressly modified by this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the first date written above.

DENDRITE INTERNATIONAL, INC.

CHRISTINE PELLIZZARI
Name:	Christine Pellizzari
Title:	Senior Vice President, General Counsel and Secretary

MARK THEILKEN
Mark Theilken